CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 28, 2025, relating to the financial statements and financial highlights of Siren DIVCON Dividend Defender ETF and Siren DIVCON Leaders Dividend ETF, each a series of Siren ETF Trust which are included in Form N-CSR for the year ended March 31, 2025, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Combined Information Statement and Prospectus.

/s/Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
September 29, 2025